Exhibit 16.1

July 16, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Commissioners:

We have read the statements made by Avalon Globocare Corp. under Item 4.01 of its Form 8-K dated July 10, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Avalon Globocare Corp. contained therein.

Very truly yours,

Marcum LLP